                                                                   EXHIBIT 10.28





================================================================================




                         SECURITIES PURCHASE AGREEMENT

                            DATED AS OF JUNE 3, 1998

                                 BY AND BETWEEN

                             COSTILLA ENERGY, INC.

                                      AND

                     ENRON CAPITAL & TRADE RESOURCES CORP.

                                      AND

          JOINT ENERGY DEVELOPMENT INVESTMENTS II LIMITED PARTNERSHIP





================================================================================

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----

                                                        ARTICLE I
                                                       DEFINITIONS
         Section 1.1      DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Affiliate" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Certificate of Designation"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Closing" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Closing Date"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Commission"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Common Stock"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Company" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Contracts" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Costs" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Designated Directors"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 6 -
                          "Dispute" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 7 -
                          "Dividend Stock"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 7 -
                          "ECT" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 7 -
                          "ECTSC" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 7 -
                          "Environmental Laws"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 7 -
                          "ERISA" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 7 -
                          "Exchange Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 7 -
                          "Governmental Authority"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 7 -
                          "Indemnified Party" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "Indemnifying Party"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "Interested Stockholder"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "Intermediary"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "Loss" and "Losses" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "Material Adverse Effect" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "NASD"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "NASDAQ National Market System" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "1935 Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "Notes" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "Own Company Securities"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "Permits" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 8 -
                          "Positions" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
                          "Preferred Stock" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
                          "Purchase Price"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
                          "Purchaser" and "Purchasers"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -

                          "Registration Rights Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
                          "Registration Statement"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
                          "SEC Reports" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
                          "Securities Act"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
                          "Subsidiary"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
                          "Shares"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
                          "Tax Returns" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
                          "Transactions"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
         Section 1.2      OTHER DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   - 9 -
         Section 1.3      CONSTRUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -

                                                        ARTICLE II
                                    ISSUANCE AND PURCHASE OF SERIES A PREFERRED STOCK
         Section 2.1      ISSUANCE AND PURCHASE OF PREFERRED STOCK. . . . . . . . . . . . . . . . . . . . . . . .  - 10 -
         Section 2.2      THE CLOSING.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -

                                                       ARTICLE III
                                      REPRESENTATIONS AND WARRANTIES OF THE COMPANY
         Section 3.1      ABSENCE OF MISSTATEMENTS AND OMISSIONS. . . . . . . . . . . . . . . . . . . . . . . . .  - 10 -
         Section 3.2      COMMISSION REPORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
         Section 3.3      CAPITALIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 11 -
         Section 3.4      ORGANIZATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 12 -
         Section 3.5      POWER AND AUTHORITY; ENFORCEABILITY.  . . . . . . . . . . . . . . . . . . . . . . . . .  - 12 -
         Section 3.6      CONSENTS AND APPROVALS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
         Section 3.7      NO VIOLATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
         Section 3.8      FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 13 -
         Section 3.9      PRO FORMA FINANCIAL STATEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 14 -
         Section 3.10     LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 14 -
         Section 3.11     INTELLECTUAL PROPERTY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 14 -
         Section 3.12     PERMITS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 14 -
         Section 3.13     NO ADVERSE CHANGE; ABSENCE OF LIABILITIES.  . . . . . . . . . . . . . . . . . . . . . .  - 15 -
         Section 3.14     TAX RETURNS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 15 -
         Section 3.15     PROPERTIES AND CONTRACTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 15 -
         Section 3.16     NO UNDISCLOSED LITIGATION AND CONTRACTS.  . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         Section 3.17     ENVIRONMENTAL MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         Section 3.18     LABOR MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 16 -
         Section 3.19     INSURANCE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
         Section 3.20     ERISA MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
         Section 3.21     BOOKS AND RECORDS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
         Section 3.22     NO INVESTMENT COMPANY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
         Section 3.23     REGISTRATION RIGHTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
         Section 3.24     SOLVENCY MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 17 -
         Section 3.25     NO INTEGRATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -

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
         Section 3.26     NO REGISTRATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
         Section 3.27     RULE 144A MATTERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
         Section 3.28     BROKER'S OR FINDER'S COMMISSIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
         Section 3.29     NO RESTRICTIONS ON AFFILIATES.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
         Section 3.30     USE OF PROCEEDS; MARGIN REGULATIONS.  . . . . . . . . . . . . . . . . . . . . . . . . .  - 18 -
         Section 3.31     PUBLIC UTILITY HOLDING COMPANY ACT MATTERS. . . . . . . . . . . . . . . . . . . . . . .  - 18 -
         Section 3.32     NO BURDENSOME RESTRICTIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -
         Section 3.33     NO ILLEGAL OR IMPROPER TRANSACTIONS.  . . . . . . . . . . . . . . . . . . . . . . . . .  - 19 -

                                                        ARTICLE IV
                                     REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS
         Section 4.1      AUTHORITY.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
         Section 4.2      CONSENTS AND APPROVAL; NO VIOLATION.  . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -
         Section 4.3      SECURITIES LAWS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 20 -

                                                        ARTICLE V
                                                 COVENANTS OF THE COMPANY
         Section 5.1      USE OF PROCEEDS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
         Section 5.2      CORPORATE EXISTENCE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
         Section 5.3      COMPLIANCE WITH LAWS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
         Section 5.4      MAINTENANCE OF PROPERTIES AND PERMITS.  . . . . . . . . . . . . . . . . . . . . . . . .  - 21 -
         Section 5.5      ACCOUNTING PRACTICES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
         Section 5.6      RESTRICTIONS ON AFFILIATES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
         Section 5.7      ACCESS TO INFORMATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
         Section 5.8      SEC FILINGS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 22 -
         Section 5.9      CERTAIN PUBLIC UTILITY MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -
         Section 5.10     RESERVATION OF COMMON STOCK.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -
         Section 5.11     QUOTATION ON NASDAQ.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -

                                                        ARTICLE VI
                                                  PURCHASERS' CONDITIONS
         Section 6.1      REPRESENTATIONS AND COVENANTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 23 -
         Section 6.2      CERTIFICATE OF DESIGNATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         Section 6.3      REGISTRATION RIGHTS AGREEMENT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         Section 6.4      APPOINTMENT OF DIRECTOR.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         Section 6.5      DUE DILIGENCE.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         Section 6.6      MATERIAL ADVERSE EFFECT.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         Section 6.7      REQUIRED CONSENTS AND APPROVALS.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         Section 6.8      NASD APPROVAL.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         Section 6.9      PAYMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         Section 6.10     OPINION OF COUNSEL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 24 -
         Section 6.11     ADDITIONAL DOCUMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -

                                                       ARTICLE VII
                                                   COMPANY'S CONDITIONS
         Section 7.1      REPRESENTATIONS AND COVENANTS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -
         Section 7.2      REQUIRED CONSENTS AND APPROVALS.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -

                                                       ARTICLE VIII
                                            TERMINATION, AMENDMENT AND WAIVER
         Section 8.1      TERMINATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -
         Section 8.2      SURVIVAL; FAILURE TO CLOSE. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 25 -

                                                        ARTICLE IX
                                                     OTHER PROVISIONS
         Section 9.1      BROKERAGE FEES AND COMMISSIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 26 -
         Section 9.2      BUSINESS OPPORTUNITY MATTERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 26 -
         Section 9.3      NO OBLIGATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
         Section 9.4      BEST EFFORTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
         Section 9.5      PUBLIC ANNOUNCEMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -

                                                        ARTICLE X
                                                     INDEMNIFICATION
         Section 10.1     INDEMNIFICATION BY THE COMPANY. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
         Section 10.2     INDEMNIFICATION PROCEDURES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 28 -
         Section 10.3     TERMINATION.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -

                                                        ARTICLE XI
                                                      MISCELLANEOUS
         Section 11.1     DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 29 -
         Section 11.2     ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -
         Section 11.3     NOTICES.    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 33 -
         Section 11.4     GOVERNING LAW.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
         Section 11.5     SEVERABILITY. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
         Section 11.6     EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
         Section 11.7     DESCRIPTIVE HEADINGS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
         Section 11.8     COUNTERPARTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
         Section 11.9     ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 34 -
         Section 11.10    AMENDMENTS; WAIVERS.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  - 35 -

EXHIBIT A - REGISTRATION RIGHTS AGREEMENT

EXHIBIT B- CERTIFICATE OF DESIGNATION

                         SECURITIES PURCHASE AGREEMENT


     This Securities Purchase Agreement (the "Agreement") is made and entered into as of the 3rd of June, 1998, by and among Costilla Energy, Inc., a Delaware corporation (the "Company"), and Enron Capital & Trade Resources Corp., a Delaware corporation and Joint Energy Development Investments II Limited Partnership, a Delaware limited partnership (individually, a "Purchaser" and collectively, the "Purchasers").

                                   ARTICLE I
                                  DEFINITIONS

     Section 1.1          DEFINITIONS.     As used in this Agreement, the
following terms have the meanings indicated:

         "Affiliate" and the terms contained in the definition thereof which are themselves defined terms shall have the respective meanings given to such terms in Rule 405 under the Securities Act.

         "Agreement" has the meaning ascribed to such term in the first paragraph hereof.

         "Certificate of Designation" has the meaning ascribed to such term in
Section 2.1.

         "Closing" has the meaning ascribed to such term in Section 2.2.

         "Closing Date" has the meaning ascribed to such term in Section 2.2.

         "Commission" has the meaning ascribed to such term in Section 3.2.

         "Common Stock" means the common stock, $0.10 par value per share, of the Company.

         "Company" has the meaning ascribed to such term in the first paragraph hereof.

         "Contracts" means any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or to which their respective properties or assets are subject.

         "Costs" has the meaning ascribed to such term in Section 11.6.

         "Designated Directors" has the meaning ascribed to such term in
Section 9.2.

         "Dispute" has the meaning ascribed to such term in Section 11.1.

         "Dividend Stock" means dividends paid on the Preferred Stock in additional fully paid and nonassessable shares of Common Stock as provided in
Section 3(b) of the Certificate of Designation.

         "ECT" means Enron Capital & Trade Resources Corp., a Delaware corporation.

         "ECTSC" means ECT Securities Corp., a Delaware corporation and an Affiliate of Purchasers, or its successor by merger or other reorganization.

         "Environmental Laws" means the common law and any and all laws, statutes, ordinances, rules, regulations, orders, or determinations of any Governmental Authority pertaining to health or the environment in effect in any and all jurisdictions in which the Company or its Subsidiaries are conducting or at any time have conducted business, or where any property of the Company or its Subsidiaries is located, or where any hazardous substances generated by or disposed of by the Company or its Subsidiaries are located, including but not limited to the Oil Pollution Act of 1990, as amended ("OPA"), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended ("CERCLA"), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, and other environmental conservation or protection laws. The term "oil" has the meaning specified in OPA; the terms "hazardous substance," "release" and "threatened release" have the meanings specified in CERCLA, and the terms "solid waste," "disposal" and "disposed" have the meanings specified in RCRA; provided, however, if either CERCLA, RCRA or OPA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply subsequent to the effective date of such amendment, and provided, further, that, to the extent the laws of the state in which any property of the Company or its Subsidiaries is located establish a meaning for "oil," "hazardous substance," "release," "solid waste" or "disposal" which is broader than that specified in either OPA, CERCLA, or RCRA, such broader meaning shall apply with respect to such property.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as the same may from time to time be amended and supplemented, including any rules or regulations issued in connection therewith.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Governmental Authority" means the United States, any foreign country, state, county, city or other political subdivision, agency or instrumentality thereof.

         "Incorporated Documents" means all exhibits, appendices and annexes included with or incorporated by reference in any of the SEC Reports.

         "Indemnified Party" has the meaning ascribed to such term in Section 10.1.

         "Indemnifying Party" has the meaning ascribed to such term in Section 10.2.

         "Interested Stockholder" has the meaning ascribed to such term in
Section 203(c)(v) of the Delaware General Corporation Law.

         "Intermediary" has the meaning ascribed to such term in Section 9.1.

         "Loss" and "Losses" have the meaning ascribed to such terms in Section 10.1.

         "Material Adverse Effect" means any event or condition which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of the Company and the Subsidiaries, taken as a whole.

         "NASD" means the National Association of Securities Dealers, Inc.

         "NASDAQ National Market System" means the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System.

         "1935 Act" has the meaning ascribed to such term in Section 3.31.

         "Notes" shall mean the Corporation's $180,000,000 aggregate principal amount of 10 1/4% Senior Notes Due 2006, including the terms of the related Indenture dated as of October 1, 1996 as amended by the First Supplemental Indenture dated as of January 16, 1998 between the Company and State Street Bank and Trust Company, as Trustee.

         "Own Company Securities" means the direct or indirect beneficial ownership of any Shares or Common Stock underlying the Shares or any other securities of the Company in the following amounts: (i) in the case of Preferred Stock, any shares of Preferred Stock, (ii) in the case of Common Stock or securities convertible into or exchangeable for Common Stock (other than the Preferred Stock), an amount which constitutes or would be convertible into or exchangeable for 5% or more of the then outstanding shares of Common Stock, or (ii) in the case of other securities, an amount which has an aggregate principal amount, stated value, liquidation value or original issuance price, whichever is higher, of $2 million.

         "Permits" means any licenses, permits, certificates, consents, orders, approvals and other authorizations from, and all declarations and filings with, all federal, state, local and other Governmental Authorities, all self-regulatory organizations and all courts and other tribunals presently required or necessary to own or lease, as the case may be, and to operate the properties of the Company and the Subsidiaries and to carry on the business of the Company and the Subsidiaries as now or proposed to be conducted as set forth in the Prospectus and the SEC Reports.

         "Positions" has the meaning ascribed to such term in Section 9.2.

         "Preferred Stock" means the Series A Cumulative Convertible Preferred Stock, $0.10 par value per share, of the Company.

         "Prospectus" means the prospectus contained in the Registration Statement in the form filed with the Commission pursuant to Rule 424 under the Securities Act.

         "Purchase Price" has the meaning ascribed to such term in Section 2.1.

         "Purchaser" and "Purchasers" have the meanings ascribed to such terms in the first paragraph hereof.

         "Registration Rights Agreement" means the Registration Rights Agreement in the form attached hereto as Exhibit A.

         "Registration Statement" means the Company's Registration Statement on Form S-4 (file No. 333-50347), filed by the Company under the Securities Act in the form declared effective by the Commission on April 29, 1998.

         "SEC Reports" means the Registration Statement, the Company's Annual Report on Form 10-K for the Fiscal Year ended December 31, 1997, the Company's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1998, the definitive Proxy Statement for the Annual Meeting of Stockholders held on May 29, 1998 and each other document, report or filing made by the Company and any of its Subsidiaries since December 31, 1997 to and including the Closing Date with the Commission, including, in each instance, all Incorporated Documents.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Subsidiary" means, when used with reference to an entity, any corporation, a majority of the outstanding voting securities of which are owned directly or indirectly by such entity. Such term shall also refer to any other partnership, limited partnership, limited liability company, joint venture, trust, or other business entity in which such entity has a material interest.

         "Shares" has the meaning ascribed to such term in Section 2.1.

         "Tax Returns" has the meaning ascribed to such term in Section 3.14.

         "Transactions" means the issuance and sale of the Shares to the Purchasers and the other transactions contemplated by this Agreement and the Registration Rights Agreement.

     Section 1.2 OTHER DEFINITIONS. Other terms defined in this Agreement have the meanings so given them.

     Section 1.3          CONSTRUCTION.   Whenever the context requires, the
gender of all words used in this Agreement includes the masculine, feminine, and neuter. Except as specified otherwise, all references to Articles and Sections refer to articles and sections of this Agreement, and all references to exhibits are to Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes. The word "including" shall mean "including, without limitation" unless the context otherwise requires.

                                   ARTICLE II
               ISSUANCE AND PURCHASE OF SERIES A PREFERRED STOCK

     Section 2.1 ISSUANCE AND PURCHASE OF PREFERRED STOCK. Subject to the terms and conditions of this Agreement, the Company agrees to issue and sell to the Purchasers (or the Purchasers' designees or Affiliates), in such proportion as the Purchasers shall designate prior to the Closing Date, and the Purchasers (or the Purchasers' designees or Affiliates) agree to subscribe for and purchase from the Company, an aggregate of 50,000 shares (the "Shares") of Preferred Stock of the Company having the relative rights, preferences, privileges and limitations set forth on the "Certificate of Designations of 7% (8% Paid in Kind) Series A Cumulative Convertible Preferred Stock" (the "Certificate of Designation") attached hereto as Exhibit B and incorporated herein for all purposes by this reference, for an aggregate purchase price of $50,000,000 ($1,000.00 per share of Preferred Stock) (the "Purchase Price").

     Section 2.2 THE CLOSING. Subject to the terms and conditions of this Agreement, the issuance and purchase of the Shares shall take place at a closing (the "Closing") to be held at the offices of Vinson & Elkins L.L.P., 1001 Fannin Street, 23rd Floor, Houston, Texas, at 10:00 a.m. (Central time) on June 3, 1998, or such later date as may be agreed by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date." On the Closing Date, the Company will deliver certificates representing the validly issued, fully paid and nonassessable Shares registered in the name of the Purchasers and/or the Purchaser's nominees, designees or Affiliates upon receipt of the Purchase Price therefor by wire transfer of immediately available funds to an account designated by the Company, or by such other method as is mutually agreed to by the Purchasers and the Company. Such certificates shall bear appropriate restrictive legends deemed necessary by the Company to comply with applicable securities laws. Effective as of the Closing Date, the Company shall have filed with the Secretary of State of the State of Delaware the Certificate of Designation.

                                  ARTICLE III
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to the Purchaser as of the date hereof as follows:

     Section 3.1 ABSENCE OF MISSTATEMENTS AND OMISSIONS. Neither the Prospectus as of the date thereof, the SEC Reports, the Incorporated Documents nor any amendment or supplement thereto as of the date thereof contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate, list, exhibit or other instrument specified in this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

     Section 3.2 COMMISSION REPORTS. The Company has made all filings required to be made by it with the Securities and Exchange Commission (the "Commission") pursuant to Sections 12, 13, 14 and 15 of the Exchange Act. All of such filings (other than the Prospectus, the SEC Reports and the Incorporated Documents), and all filings made by the Company with the Commission pursuant to such sections, rules and regulations although not required to be made, complied in all material respects, as to both form and content, with all applicable requirements of the Exchange Act and the rules and regulations thereunder, and, at the time of filing, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Prospectus, the SEC Reports and the Incorporated Documents heretofore filed were filed in a timely manner and, when they were filed (or, if any amendment with respect to any such document was filed, when such amendment was filed), conformed in all material respects, as to both form and content, to the requirements of the Securities Act or Exchange Act, as applicable; and any further SEC Reports and Incorporated Documents will, when so filed, be filed in a timely manner and conform in all material respects, as to both form and content, to the requirements of the Exchange Act.

     Section 3.3          CAPITALIZATION.  (i)     As of the Closing Date, (A)
the Company will have the authorized, issued and outstanding capitalization set forth in the Prospectus and the SEC Reports (other than the Preferred Stock and any changes due to the exercise of outstanding stock options), and (B) the Certificate of Designation will have been filed with the Secretary of State of the State of Delaware. All of the outstanding shares of capital stock of the Company and each of the Subsidiaries have been, and as of the Closing Date will be, duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights; except as set forth in the Prospectus and the SEC Reports and except for liens granted in favor of the lenders under the Company's credit facility, all of the outstanding shares of capital stock of the Subsidiaries will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by the Securities Act and the securities or "Blue Sky" laws of certain jurisdictions).

                 (ii) Upon receipt by the Company of the Purchase Price, the Shares shall be duly authorized, validly issued, fully paid and non-assessable. Other than such action as may be requested by the NASD after Closing, the Shares have been duly authorized for issuance by all requisite corporate and other action, and the shares of Common Stock issuable upon conversion of the Shares have been duly authorized for issuance by all requisite corporate and other action and have been reserved for issuance, and such shares of Common Stock when issued upon conversion of the Shares, and any shares of Dividend Stock issued as a dividend on or in respect of the Shares will be validly issued, fully paid and non-assessable and free of any legal or contractual preemptive rights.

     Section 3.4 ORGANIZATION. Each of the Company and the Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other power and authority to own its properties and conduct its business as now conducted and as described in the Prospectus and the SEC Reports; each of the Company and the Subsidiaries is duly qualified to do business and is in good standing in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect.

     Section 3.5 POWER AND AUTHORITY; ENFORCEABILITY. (i) The Company has all requisite corporate power and authority to execute, deliver and perform each of its obligations under the Preferred Stock and the Certificate of Designation. The Shares, when issued, will be in the form contemplated by the Certificate of Designation. The issuance and sale of the Shares have been duly and validly authorized by the Company and, when executed and delivered by the Company and when delivered to and paid for by the Purchasers in accordance with the terms of this Agreement, will have been duly executed, issued and delivered and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Certificate of Designation, and enforceable against the Company in accordance with their terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding in equity or at law).

                 (ii) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to engage in and perform the Transactions. This Agreement and the Transactions have been duly and validly authorized by the Company and, when executed and delivered in accordance with its terms (assuming the due authorization, execution and delivery by the Purchasers), this Agreement will have been duly executed and delivered and will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that the enforcement thereof may be subject to (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding in equity or at law). Approval of the Agreement and the Transactions contemplated thereby by the Board of Directors of the Company constitutes approval by the Board of Directors of the Company of the Purchasers (or their respective Affiliates or designees) becoming Interested Stockholders of the Company prior to the time the Purchasers (or their respective Affiliates or designees) became Interested Stockholders within the meaning of Section 203 of the Delaware General Corporation Law.

                 (iii) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under the Registration Rights Agreement. The Registration Rights Agreement has been duly and validly authorized by the Company and, when executed and delivered by the Company (assuming due authorization, execution and delivery by the Purchasers), will have been duly executed and delivered and will constitute a valid and legally binding agreement of the Company, enforceable against the Company in accordance with its terms, except that (A) the enforcement thereof may be subject to (1) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (2) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding in equity or at law) and (B) any rights to indemnity or contribution thereunder may be limited by federal and state securities laws and public policy considerations.

     Section 3.6 CONSENTS AND APPROVALS. No consent, approval, authorization or order of any court or governmental agency or body, or third party is required for the performance of this Agreement by the Company or the consummation of the Transactions contemplated hereby, except such as have been obtained or as may be requested by the National Association of Securities Dealers, Inc. following the Closing Date. Neither the Company nor any of the Subsidiaries is (i) in violation of its certificate or articles of incorporation or organization or bylaws or regulations, (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation which would not have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred which, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any Contracts, except for any such breach, default, violation or event which would not have a Material Adverse Effect.

     Section 3.7 NO VIOLATION. The execution, delivery and performance by the Company of this Agreement, the Certificate of Designation, the Preferred Stock and the Registration Rights Agreement and the consummation of the Transactions contemplated hereby and thereby, and the fulfillment of the terms hereof and thereof, will not conflict with or constitute or result in a breach of or a default under (or an event which with notice or passage of time or both would constitute a default under) or violation of or cause an acceleration of any obligation under, or result in the imposition or creation of (or the obligation to create or impose) a lien on any property or assets of the Company or any Subsidiary with respect to (i) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event which would not have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws of the Company or any of the Subsidiaries, or (iii) any Permit or statute, judgment, decree, order, rule or regulation of any court or governmental agency or body applicable to the Company, the Subsidiaries or any of their respective properties or assets, except for any such conflict, breach or violation which would not have a Material Adverse Effect.

     Section 3.8 FINANCIAL STATEMENTS. The consolidated financial statements of the Company and the related notes thereto included in the Prospectus and the SEC Reports present fairly in all material respects the financial position, results of operations and cash flows of the Company at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein, and comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. The selected financial and statistical data included in the Prospectus present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein, and comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the rules and regulations thereunder. KPMG Peat Marwick LLP is an independent public accounting firm within the meaning of the Act.

     Section 3.9 PRO FORMA FINANCIAL STATEMENTS. (i) The pro forma financial statements (including the notes thereto) and other pro forma financial information included in the Prospectus and the SEC Reports (A) comply as to form in all material respects with the applicable requirements of Regulation S-X promulgated under the Exchange Act, (B) have been prepared in accordance with the Commission's rules and guidelines with respect to pro forma financial statements and (C) have been properly computed on the bases described therein, and (ii) the assumptions used in the preparation of the pro forma financial statements and other pro forma financial information included in the Prospectus and the SEC Reports are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein.

     Section 3.10 LITIGATION. Except as described in the Prospectus and the SEC Reports, there is not pending or, to the best knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation to which the Company or any of its Subsidiaries is a party, or to which any of their respective properties or assets are subject, before or brought by any court, arbitrator or governmental agency or body, which, if determined adversely to the Company or any such Subsidiary, would have a Material Adverse Effect, or which seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Shares to be sold hereunder or the consummation of the Transactions contemplated hereby.

     Section 3.11 INTELLECTUAL PROPERTY. Each of the Company and the Subsidiaries owns or possesses adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses now or proposed to be operated by it as described in the Prospectus and the SEC Reports, and neither the Company nor any of the Subsidiaries has received any notice of infringement of or conflict with (or knows of no such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how which, if such assertion of infringement or conflict were sustained, would have a Material Adverse Effect.

     Section 3.12 PERMITS. Each of the Company and the Subsidiaries possesses all Permits, and has made or will have made prior to the Closing Date all declarations and filings necessary or advisable to obtain any Permits, except where the failure to obtain such Permits would not have a

Material Adverse Effect; each of the Company and the Subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred which allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit, except for the lack of performance under, or the revocation or termination of, any Permit which would not have a Material Adverse Effect; and neither the Company nor any Subsidiary has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Prospectus and the SEC Reports and except where such revocation or modification would not have a Material Adverse Effect.

     Section 3.13 NO ADVERSE CHANGE; ABSENCE OF LIABILITIES. Since the respective dates as of which information is given in the Prospectus and the SEC Reports and except as described therein, there has been no material adverse change, or any fact known to the Company which could reasonably be expected to result in a material adverse change, in the general affairs, management, business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, whether or not arising from transactions in the ordinary course of business, or any loss of, or damage to, properties (whether or not insured) which could reasonably be expected to affect materially and adversely the general affairs, management, business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole. Since the date of the latest balance sheet presented in the SEC Reports, except as expressly disclosed in the Prospectus and the SEC Reports, neither the Company nor any of its Subsidiaries has (i) incurred or undertaken any liabilities or obligations, direct or contingent, that are material to the Company and its Subsidiaries taken as a whole, (ii) entered into any material transaction not in the ordinary course of business and consistent with past practice or (iii) declared or paid any dividend or made any distribution on any shares of its capital stock or redeemed, purchased or otherwise acquired or agreed to redeem, purchase or otherwise acquire any shares of its capital stock (other than any dividends or distributions to the Company).

     Section 3.14 TAX RETURNS. Each of the Company and Subsidiaries has filed all returns and reports of or relating to any federal, state, local or foreign income, franchise, ad valorem, excise, withholding or other taxes ("Tax Returns") required to be filed on or before the date hereof, except where the failure to so file such Tax Returns would not have a Material Adverse Effect, and has paid all taxes shown as due on such Tax Returns. Other than tax deficiencies which the Company or any of the Subsidiaries is contesting in good faith and for which the Company or such Subsidiary has provided adequate reserves, there is no claim against the Company or any of its Subsidiaries for any taxes (including any penalties and interest), and no assessment, deficiency or adjustment has been asserted or proposed that would have a Material Adverse Effect.

     Section 3.15 PROPERTIES AND CONTRACTS. Each of the Company and the Subsidiaries has good and defensible title to all property (including interests in oil and gas leases) described in the Prospectus and the SEC Reports as being owned by it free and clear of all liens, charges, encumbrances or restrictions, except as described in the Prospectus and the SEC Reports or to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not have a Material Adverse Effect. All contracts and agreements and all leases (other than interests in oil and gas leases), to which the Company or any Subsidiary is a party or by which the Company or such Subsidiary is bound are valid, binding and enforceable against the Company or such Subsidiary and, to the knowledge of the Company, are valid, binding and enforceable against the other party or parties thereto and are in full force and effect with only such exceptions as would not have a Material Adverse Effect. The Company and each of the Subsidiaries, and to their best knowledge, the other parties thereto, are not in default under any of their respective contracts, agreements or leases, which default would have a Material Adverse Effect.

     Section 3.16 NO UNDISCLOSED LITIGATION AND CONTRACTS. There are no legal or governmental proceedings involving or affecting the Company, any of the Subsidiaries or any of their respective properties or assets that would be required to be described in a prospectus pursuant to the Securities Act that are not described in the Prospectus and the SEC Reports, nor are there any material contracts or other documents that would be required to be described in a prospectus pursuant to the Securities Act that are not described in the Prospectus and the SEC Reports.

     Section 3.17 ENVIRONMENTAL MATTERS. Except as would not have a Material Adverse Effect, (i) each of the Company and the Subsidiaries is in compliance with and not subject to liability under applicable Environmental Laws, (ii) each of the Company and the Subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has in full force and effect and is in compliance with all Permits required under any applicable Environmental Laws, (iii) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary under any Environmental Law, (iv) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or any Subsidiary, (v) neither the Company nor any Subsidiary has received notice that it has been identified as a potentially responsible party under CERCLA, or any comparable state law, (vi) no property or facility of the Company or any Subsidiary is (A) listed or proposed for listing on the National Priorities List under CERCLA or (B) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority; and (vii) there has been no exposure of any person or property to any hazardous substances in connection with the operations and activities of the Company and each Subsidiary which could reasonably be expected to give rise to a claim for damages or compensation.

     Section 3.18 LABOR MATTERS. There is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or the Subsidiaries which is pending or, to the knowledge of the Company, threatened, and none of the Company or any of the Subsidiaries has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years. There are no collective bargaining agreements or multiemployer plans covering the employees of the Company or any of its Subsidiaries.

     Section 3.19 INSURANCE. Each of the Company and the Subsidiaries carries insurance in such amounts and covering such risks in such amounts as are prudent and customary for persons of a similar size and reputation in the businesses in which they are engaged.

     Section 3.20 ERISA MATTERS. Neither the Company nor any Subsidiary has any liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan which is subject to ERISA, to which the Company or any Subsidiary makes or ever has made a contribution and in which any employee of the Company or any Subsidiary is or has ever been a participant. With respect to such plans, each of the Company and the Subsidiaries is in compliance in all material respects with all applicable provisions of ERISA.

     Section 3.21 BOOKS AND RECORDS. Each of the Company and the Subsidiaries (i) makes and keeps books and records which are accurate in all material respects and (ii) maintains internal accounting controls which provide reasonable assurance that (A) transactions are executed in accordance with management's authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management's authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals.

     Section 3.22 NO INVESTMENT COMPANY. Neither the Company nor any Subsidiary will be an "investment company" or "promoter" or "principal underwriter" for an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     Section 3.23 REGISTRATION RIGHTS. No holder of securities of the Company (other than the Shares) will be entitled to have such securities registered under the registration statements required to be filed by the Company pursuant to the Registration Rights Agreement other than registration rights granted pursuant to that certain Consolidation Agreement dated as of September 13, 1996, as amended October 8, 1996, by and among the Company, Costilla Energy, L.L.C., CSL Management Corporation, Valley Gathering Company, Cadell S. Liedtke, Michael J. Grella, Henry G. Musselman and NationsBanc Capital Corporation.

     Section 3.24 SOLVENCY MATTERS. Immediately after the consummation of the transactions contemplated by this Agreement and the application of the proceeds of the Shares, the fair value and present fair saleable value of the assets of each of the Company and the Subsidiaries will exceed the sum of its stated liabilities and identified contingent liabilities; neither the Company nor any of the Subsidiaries is, or will be after giving effect to the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, (i) left with unreasonably small capital with which to carry on its business as it is proposed to be conducted, (ii) unable to pay its debts (contingent or otherwise) as they mature, or (iii) otherwise insolvent.

     Section 3.25 NO INTEGRATION. Neither the Company nor any of the Subsidiaries nor any of their respective Affiliates (as defined in Rule 501(b) of Regulation D under the Securities Act) has directly, or through any agent,
(i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of any "security" (as defined in the Securities Act) which is or could be integrated with the sale of the Shares in a manner that would require the registration under the Securities Act of the Shares or (ii) engaged in any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) in connection with the offering of the Shares or in any manner involving a public offering within the meaning of
Section 4(2) of the Securities Act.

     Section 3.26 NO REGISTRATION. It is not necessary in connection with the offer, sale and delivery of the Shares to the Purchasers in the manner contemplated by this Agreement to register any of the Shares under the Securities Act or to register or qualify such offer, sale and delivery under any applicable state "blue sky" or securities laws, based on available non-public offering exemptions which are based, in part, on the representations of the Purchasers in Section 4.3.

     Section 3.27 RULE 144A MATTERS. No securities of the Company are of the same class (within the meaning of Rule 144A under the Securities Act) as the Preferred Stock and listed on a national securities exchange registered under Section 6 of the Exchange Act, or quoted in a U.S. automated inter-dealer quotation system.

     Section 3.28 BROKER'S OR FINDER'S COMMISSIONS. No broker's or finder's fees or commissions will be payable by the Company in connection with the issuance and sale of the Shares or the Transactions.

     Section 3.29 NO RESTRICTIONS ON AFFILIATES. The Company is not a party to any agreement that would purport to impose restrictions or limitations on its Affiliates (other than its controlled Affiliates), including Purchasers and their respective Affiliates after the Transactions.

     Section 3.30 USE OF PROCEEDS; MARGIN REGULATIONS. All proceeds from the issuance of Shares will be used by the Company only in accordance with the provisions of Section 5.1. No part of the proceeds from the issuance of Shares will be used by the Company to purchase or carry any "margin stock" (within the meaning of the regulations referred to in the following sentence) or to extend credit to others for the purpose of purchasing or carrying any "margin stock." Neither the purchase of the Shares nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X of the Federal Reserve Board.

     Section 3.31 PUBLIC UTILITY HOLDING COMPANY ACT MATTERS. The Company and each of the Subsidiaries (i) does not and will not own or operate any facility used for the generation, transmission or distribution for sale of electric energy or any facility used for the retail distribution of natural or manufactured gas, each within the meaning of the Public Utility Holding Company Act of 1935, as amended and the rules and regulations of the Commission thereunder (the "1935 Act"), (ii) is not and will not be an "electric utility company" or a "gas utility company" within the meaning of the 1935 Act, (iii) is not and will not be (A) a "holding company," (B) a "subsidiary company," an "affiliate" or "associate company" of a "holding company" or (C) an "affiliate" of a "subsidiary company" of a "holding company," each within the meaning of the 1935 Act, and (iv) is not and will not be subject to regulation as a public utility, public utility holding company (except to the extent certain acquisitions may be subject to the regulatory approval of the Commission pursuant to Section 9(a)(2) of the 1935 Act) or public service company (or similar designation) by any state in the United States, by the United States, by any foreign country or by any agency or instrumentality of any of the foregoing; and (v) is not subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

     Section 3.32 NO BURDENSOME RESTRICTIONS. Neither the Company nor its Subsidiaries is a party to any agreement or instrument or subject to any other obligation or any charter or corporate restriction or any provision of any applicable law, rule or regulation which could have a Material Adverse Effect.

     Section 3.33 NO ILLEGAL OR IMPROPER TRANSACTIONS. Neither the Company nor any Subsidiary has, nor has any director, officer or employee of the Company or any Subsidiary, directly or indirectly, used funds or other assets of the Company or any Subsidiary, or made any promise or undertaking in such regard, for (a) illegal contributions, gifts, entertainment or other expenses relating to political activity; (b) illegal payments to or for the benefit of governmental officials or employees, whether domestic or foreign,
(c) illegal payments to or for the benefit of any person, firm, corporation or other entity, or any director, officer, employee, agent or representative thereof; (d) gifts, entertainment or other expenses that jeopardize the normal business relations between the Company or any Subsidiary and any of its customers; (e) the establishment or maintenance of a secret or unrecorded fund; or (f) participated in or co-operated with an international boycott as defined in Section 999 of the Code; and there have been no knowingly false or fictitious entries made in the books or records of the Company or any Subsidiary.

     Section 3.34 COMPLETENESS OF INFORMATION. The copies of written materials that the Company has delivered to or made available to the Purchasers constitute accurate copies of the originals thereof, and the files and records that the Company has delivered to or made available to the Purchasers, together with the SEC Reports and the Prospectus constitute all material written factual information in the possession of the Company or its affiliates concerning the Company and its Subsidiaries. The Company is not aware of any fact, matter or circumstance that has not been disclosed to the Purchasers that does or may render any such materials, files, records, or other information untrue, inaccurate, or misleading in any material respect. If any dispute arises as to whether or not any matter was orally disclosed to the Purchasers, the Company will have the burden of proving that such matters were in fact so disclosed.

                                   ARTICLE IV
                REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

     The Purchasers hereby severally represent and warrant to the Company as of the date hereof as follows:

         Section 4.1 AUTHORITY. Each of the Purchasers has all requisite corporate or partnership power and authority to execute and deliver this Agreement and the Registration Rights Agreement and to consummate the Transactions to be performed by the Purchasers. The execution and delivery of this Agreement and the Registration Rights Agreement and the consummation of the Transactions to be performed by the Purchasers have been duly and validly authorized by all necessary action on the part of the Board of Directors or General Partner of the Purchaser, as the case may be, and no other corporate or similar proceedings are necessary to authorize the execution and delivery of this Agreement and the Registration Rights Agreement by the Purchasers or to consummate the Transactions to be performed by the Purchasers. This Agreement and the Registration Rights Agreement has been duly and validly executed and delivered by each of the Purchasers and, assuming this Agreement and the Registration Rights Agreement constitute valid and binding obligations of the Company, this Agreement and the Registration Rights Agreement constitute a valid and binding agreement of each of the Purchasers, enforceable against it in accordance with its terms, except that the enforcement thereof may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and (ii) general principles of equity and the discretion of the court before which any proceeding therefor may be brought (regardless of whether such enforcement is considered in a proceeding in equity or at law).

         Section 4.2 CONSENTS AND APPROVAL; NO VIOLATION. Neither the execution and delivery of this Agreement and the Registration Rights Agreement by the Purchasers, the consummation of the Transactions to be performed by the Purchasers, nor compliance by the Purchasers, with any of the provisions hereof will (i) conflict with or result in any breach of any provisions of the Articles of Incorporation, by-laws or Agreement of Limited Partnership of such Purchaser, (ii) require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for consents, approvals, authorizations, permits, filings or notifications which have been obtained or made, (iii) result in a default (with or without due notice or lapse of time or both) or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any material (meaning for purposes of this representation and warranty with respect to Purchasers only those creating a monetary liability of $50,000,000 or more) indentures, loan or credit agreements, receivables sale or financing agreements, lease financing agreements, capital leases, mortgages, security agreements, bonds and notes (except bonds and notes issued pursuant to the aforesaid indentures and loan or credit agreements), and guaranties of any such obligations to which such Purchaser is a party or by which such Purchaser or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iv) violate any material order, writ, injunction, decree, statute, rule or regulation applicable to such Purchaser or any of its assets.

         Section 4.3 SECURITIES LAWS. Each Purchaser has such knowledge and experience in financial and business matters as enables it to evaluate the merits and risks of an investment in the Shares. Each Purchaser is an "accredited investor" as such term is defined in Rule 501 under the Securities Act. Each Purchaser is acquiring the Shares for its own account and not with the view to resale or redistribution thereof in violation of the Securities Act. Each Purchaser acknowledges that it may not transfer the Shares or the Common Stock underlying the Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act, and that a legend to such effect shall be included on the certificate representing the Shares.

                                   ARTICLE V
                            COVENANTS OF THE COMPANY

         Section 5.1 USE OF PROCEEDS. The entire amount of the cash proceeds from the issuance of the Shares shall be used by the Company on and after the Closing Date to reduce indebtedness under the Company's revolving credit facility and for general corporate purposes.

         Section 5.2 CORPORATE EXISTENCE. For so long as the Purchasers or any of their respective Affiliates or designees Own Company Securities, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence, rights (charter and statutory) and franchises of the Company and each of its Subsidiaries; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries as a whole and that the loss thereof is not disadvantageous in any material respect to the Purchasers.

         Section 5.3 COMPLIANCE WITH LAWS. For so long as the Purchasers or any of their respective Affiliates or designees Own Company Securities, the Company shall and shall cause each of its Subsidiaries to comply with all applicable federal, state and local laws, rules and regulations, including, without limitation, Environmental Laws, except where failure to comply will not have a Material Adverse Effect.

         Section 5.4 MAINTENANCE OF PROPERTIES AND PERMITS. For so long as the Purchaser or any of their respective Affiliates or designees Own Company Securities, the Company will (i) cause all properties (except as to properties not operated by the Company or a Subsidiary, as to which the Company shall use commercially reasonable efforts) owned by the Company or any Subsidiary or used or held for use in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, and (ii) keep in full force and effect or obtain valid Permits and fulfill and perform all obligations with respect to such Permits as are necessary or advisable to the operation of the business of the Company and the Subsidiaries, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section shall prevent the Company from discontinuing the maintenance of any of such properties or Permits if such discontinuance is not disadvantageous in any material respect to the Purchasers and would not have a Material Adverse Effect.

         Section 5.5 ACCOUNTING PRACTICES. For so long as the Purchasers or any of their respective Affiliates or designees Own Company Securities, the Company shall not, and shall not permit any of its Subsidiaries to, materially change any method of accounting employed in the preparation of their financial statements from the methods employed in the preparation of the audited consolidated financial statements of the Company for the year ended December 31, 1997, unless required to conform to generally accepted accounting principles, recommended by the Company's independent auditors or approved in writing by the Purchaser, which approval will not be unreasonably withheld or delayed.

         Section 5.6 RESTRICTIONS ON AFFILIATES. For so long as the Purchaser or any of their respective Affiliates or designees Own Company Securities, the Company and each of the Subsidiaries will not become a party to or suffer to exist any agreement that would purport to impose restrictions or limitations on the Purchasers and their respective Affiliates as Affiliates of the Company or any of the Subsidiaries after the Closing Date (other than restrictions on transactions with the Company and its Subsidiaries) without, in each case, the prior written consent of the affected Purchaser.

         Section 5.7 ACCESS TO INFORMATION. Between the date hereof and the Closing Date, the Company will afford to the Purchasers and their authorized representatives full access to the plant, offices, warehouses, or other facilities and properties, including oil and gas properties, and to the books and records of the Company and its Subsidiaries, will permit the Purchasers and their representatives to make such reasonable inspections as they may require and will cause its officers and those of its Subsidiaries to furnish the Purchasers and their representatives with such financial and operating data, environmental assessment and other information with respect to the business, assets and properties of the Company and its Subsidiaries, as applicable, as the Purchasers and their representatives may from time to time request. No inspection or examination by the Purchasers or their representatives will constitute a waiver of any claim against the Company for misrepresentation or breach of this Agreement. Purchasers shall hold strictly confidential all information obtained as a result of such access; provided, that Purchasers shall not be obligated to hold confidential information which
(A) was or becomes generally available to the public other than as a result of a disclosure by the Purchasers or their representatives, (B) was or becomes available to the Purchasers on a nonconfidential basis from a source other than the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Purchasers, or (C) is required to be disclosed in order to comply with any applicable law, order, regulation or ruling or the rules of any national securities exchange.

         Section 5.8 SEC FILINGS. For so long as the Purchasers or any of their respective Affiliates or designees Own Company Securities, the Company covenants and agrees that it will (i) maintain on a current basis the filing of all reports required to be filed by the Company pursuant to the Exchange Act and the rules and regulations thereunder and promptly deliver to the Purchasers or their Affiliates or designees copies of all such reports; (ii) use its reasonable best efforts to achieve and maintain qualification for the use of Form S-3 (or any successor form) under the Securities Act;

and (iii) cooperate with the Purchasers whenever the Purchasers wish to dispose of any securities of the Company owned by either of them or any of their respective Affiliates or designees under Rule 144 and/or Rule 144A under the Securities Act, to the full extent feasible in order to consummate such disposition.

     Section 5.9 CERTAIN PUBLIC UTILITY MATTERS. For so long as the Purchasers or any of their respective Affiliates or designees Own Company Securities, neither the Company nor any Subsidiary will take any action that would be inconsistent with the representations contained in Section 3.31 hereof.

     Section 5.10 RESERVATION OF COMMON STOCK. The Company has reserved for issuance and shall at all times keep reserved, out of the authorized and unissued shares of the Company's Common Stock, a number of shares sufficient to provide for the exercise of the rights of conversion represented by the Shares and shall keep such shares free of any legal or contractual preemptive rights. The Company will take all steps necessary to keep the shares of Common Stock issuable upon conversion of the Shares duly authorized for issuance by all requisite corporate and other action, and to assure that such shares of Common Stock when issued upon conversion of the Shares, and any shares of Dividend Stock issued as a dividend on or in respect of the Shares will be validly issued, fully paid and non-assessable and free of any legal or contractual preemptive rights.

     Section 5.11 QUOTATION ON NASDAQ. The Company shall take all necessary steps to cause the Common Stock issuable upon conversion of the Shares and any shares of Dividend Stock issued as a dividend on or in respect of the Shares to be listed for quotation on the NASDAQ National Market, and the Company will file any and all agreements, forms and other documents, including, without limitation, The NASDAQ National Market Notification Form for Listing of Additional Shares and take all other action necessary for the listing of the Common Stock issuable upon conversion of the Shares and any shares of Dividend Stock issued as a dividend on or in respect of the Shares (or, in the case of Dividend Stock, before the date of issuance thereof). The Company shall maintain the designation and quotation, or listing, of its Common Stock on the NASDAQ National Market (or on the New York Stock Exchange or the American Stock Exchange) until the conversion, redemption or retirement of all the Preferred Stock.

                                   ARTICLE VI
                             PURCHASERS' CONDITIONS

     The obligations of the Purchasers to effect the closing of the Shares on the Closing Date are subject to the satisfaction of the following conditions any one or more of which may be waived by the Purchasers.

     Section 6.1 REPRESENTATIONS AND COVENANTS. The representations and warranties contained in Article III hereof shall be true and correct in all material respects on and as of the Closing Date as if made, and shall be deemed to have been remade, on and as of the Closing Date. The Company shall have complied with all of its obligations contained herein the performance of which is required on or prior to the Closing Date. The Purchasers shall have received a certificate to the foregoing effect executed by an executive officer of the Company.

     Section 6.2 CERTIFICATE OF DESIGNATION. The Certificate of Designation in the form of Exhibit B shall have been duly adopted by all requisite corporate action and filed with the Secretary of State of the State of Delaware on or before the Closing Date, and shall not have been amended or modified.

     Section 6.3 REGISTRATION RIGHTS AGREEMENT. The Registration Rights Agreement in the form of Exhibit A shall have been duly adopted by all requisite corporate action, executed and delivered by the Company and be in full force and effect.

     Section 6.4 APPOINTMENT OF DIRECTOR. If requested by Purchasers, one designee of Purchaser shall have been appointed to the Board of Directors of the Company.

     Section 6.5 DUE DILIGENCE. The Purchasers shall, prior to the Closing Date, be satisfied, in their sole discretion, with the results of their legal and business due diligence of the Company.

     Section 6.6 MATERIAL ADVERSE EFFECT. Since December 31, 1997, there shall have occurred no event, act, or condition which has had, or could have, a Material Adverse Effect.

     Section 6.7 REQUIRED CONSENTS AND APPROVALS. (i) The Transactions shall have been approved by the Board of Directors or General Partner of each of the Purchasers, as applicable, and the Company (including approval by the Board of Directors of the Company, before the Purchasers and their respective Affiliates and designees become Interested Stockholders of the Company, of the Purchasers and their respective Affiliates and designees becoming Interested Stockholders of the Company within the meaning of Section 203 of the Delaware General Corporation Law), and (ii) all other filings, consents, approvals and waivers necessary to the consummation of the purchase and sale of the Shares and the Transactions or as requested by the Purchasers shall have been obtained.

     Section 6.8 NASD APPROVAL. All applications and related exhibits and other materials necessary for the approval of the listing and trading on the NASDAQ National Market System of the shares of Common Stock issuable upon the conversion of the Preferred Stock shall have been filed with the National Association of Securities Dealers, Inc.

     Section 6.9 PAYMENTS. The Company shall have executed and delivered to ECTSC a fee letter in a form reasonably acceptable to ECTSC and shall have paid to ECTSC all fees required thereunder, and shall have paid to or on behalf of the Purchaser all amounts payable pursuant to Section 11.6.

     Section 6.10 OPINION OF COUNSEL. The Purchaser shall have received an opinion of Cotton, Bledsoe, Tighe & Dawson, the Company's counsel, at the Closing, in the form reasonably requested by the Purchaser.

     Section 6.11 ADDITIONAL DOCUMENTS. The Purchaser shall have received such other certificates, instruments and documents from the Company and each Subsidiary as it may reasonably request pursuant to this Agreement.

                                  ARTICLE VII
                              COMPANY'S CONDITIONS

     The obligations of the Company to issue and sell the Shares are subject to the satisfaction of the following conditions any one or more of which may be waived by the Company:

     Section 7.1 REPRESENTATIONS AND COVENANTS. The representations and warranties contained in Article IV hereof shall be true and correct in all material respects on and as of the Closing Date as if made, and shall be deemed to be remade, on and as of the Closing Date. The Purchasers shall have complied with all of its obligations contained herein performance of which is required on or prior to the Closing Date. The Company shall have received a certificate to the foregoing effect executed by an officer of ECT.

     Section 7.2 REQUIRED CONSENTS AND APPROVALS. (i) The Transactions shall have been approved (A) by the Board of Directors or General Partner of each of the Purchasers, as applicable, and the Company, and (B) the stockholders of the Company if approval is required by the rules of NASDAQ or requested by officials of the NASD, and (ii) all other consents, approvals and waivers necessary to the consummation of the purchase and sale of the Shares and the Transactions shall have been obtained.

                                  ARTICLE VIII
                       TERMINATION, AMENDMENT AND WAIVER

     Section 8.1 TERMINATION. The transactions contemplated hereby may be abandoned at any time prior to the Closing, as follows:

                 (i) By the mutual written consent of the Company and each of the Purchasers;

                 (ii) by the Company, on one hand, or the Purchasers, on the other hand, if there shall have been a breach by the other party of any of the covenants contained herein or if any representation or warranty made by any other party is untrue in any material respect, in either case in a manner not capable of being cured on or before the Closing Date.

     Section 8.2 SURVIVAL; FAILURE TO CLOSE. All representations, warranties, indemnities, and covenants contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement and any investigation made at any time by or on behalf of Purchasers, except that any claim for a breach of a representation or warranty must be brought within the period set forth in Section 10.3. Notwithstanding anything herein to the contrary, in the event the funding by Purchasers of their investment has not occurred on or before June 30, 1998, because one or more conditions set forth in Article VI or Article VII has not been satisfied, either party may terminate its obligations under this Agreement by written notice to the other; provided, however, that the provisions of this
Section 8.2 and Section 11.6 shall survive any such termination provided further, however that no party may terminate this Agreement if such funding has failed to occur because such party (or any Affiliate thereof) willfully or negligently fails to perform or observe its material agreements and covenants hereunder.

                                   ARTICLE IX
                                OTHER PROVISIONS

     Section 9.1 BROKERAGE FEES AND COMMISSIONS. Each party agrees to pay, and to indemnify and hold harmless the other party from and against liability for, any compensation to any finder, broker, agent, financial advisor, or other intermediary (collectively, an "Intermediary") retained by such party, or any other Intermediary in connection with the transactions contemplated by this Agreement, and the fees and expenses of defending against such liability or alleged liability.

     Section 9.2          BUSINESS OPPORTUNITY MATTERS.     (i)  To the fullest
extent permitted by law, (A) the Company and Purchasers acknowledge and agree that neither of the Purchasers nor any of their respective Affiliates or designees, including any person(s) nominated by Purchasers pursuant to the Certificate of Designation and serving as a member of the Board of Directors of the Company (the "Designated Directors") shall be expressly or implicitly restricted or proscribed pursuant to this Agreement, the relationship that exists between Purchasers (or either of them) and the Company or otherwise, from engaging in any type of business activity or owning an interest in any type of business entity, regardless of whether such business activity is (or such business entity engages in businesses that are) in direct or indirect competition with the businesses or activities of the Company, any of the Subsidiaries or any of their respective Affiliates. Without limiting the foregoing and to the fullest extent permitted by law, Purchasers and the Company acknowledge and agree that (1) neither the Company, any of the Subsidiaries or any of their respective Affiliates nor any other person shall have any rights, by virtue of this Agreement, the relationship that exists between Purchasers (or either of them) and the Company or otherwise, in any business venture or business opportunity of either Purchaser or any of their respective Affiliates or designees or the Designated Directors, and neither of the Purchasers nor their respective Affiliates or designees or the Designated Directors shall have any obligation to offer any interest in any such business venture or business opportunity to the Company, any of the Subsidiaries or any of their respective Affiliates or any other person, or otherwise account to any of such persons in respect of any such business ventures, (2) the activities of each Purchaser or any of their respective Affiliates or designees or the Designated Directors that are in direct or indirect competition with the activities of the Company, any of the Subsidiaries or any of their respective Affiliates are hereby approved by the Company, and (3) by virtue of this Agreement or the Transactions it shall not be deemed a breach of any fiduciary or other duties, if any, and whether express or implied, that may be owed by either Purchaser or their respective Affiliates or designees or the Designated Directors to the Company, any of the Subsidiaries or any of their respective Affiliates or the Company's stockholders for either of the Purchasers to permit itself or one of its Affiliates or designees or the Designated Directors to engage in a business opportunity in preference or to the exclusion of the Company, any of the Subsidiaries or any of their respective Affiliates or any other person.

                 (ii) (A) Specifically and without limiting the generality of the foregoing, the Designated Directors may be directors or employees of the general partner of Joint Energy Development Investments II Limited Partnership, directors or employees of Enron Corp. or any of its respective Subsidiaries or Affiliates, or directors or advisors of entities in which Enron Corp., its Subsidiaries or Affiliates or Joint Energy Development Investments II Limited Partnership have invested or may invest (collectively, the "Positions"). In such Positions, such Designated Directors may encounter business opportunities that the Company, any of the Subsidiaries or any of their respective Affiliates may desire to pursue. The Company recognizes that such opportunities may include, but shall not be limited to, identifying, pursuing and investing in entities, engaging investment banking firms or other underwriters for access to public and private securities markets, and obtaining investment funds from institutional and private investors or others.

                          (B)  Therefore, the Company agrees that the
Purchasers, their respective Affiliates or designees and the Designated Directors shall have no obligation to the Company, any of the Subsidiaries or any of their respective Affiliates, the other stockholders of the Company or to any other person or entity to present any such business opportunity to the Company before presenting and allowing time to develop such opportunity to any other entities other than such opportunities presented to a Designated Director solely in, and as a direct result of, his or her capacity as a director of the Company; provided, that the preceding shall in no way allow a natural person or Designated Director to usurp a corporate opportunity solely for his or her personal benefit without first presenting and allowing time to develop such opportunity to the entities set forth above. Notwithstanding the preceding sentence, if an opportunity is separately presented to and developed by any such other entity, including Enron Corp. or any of its respective Subsidiaries or Affiliates, such entity shall be free to pursue such opportunity even if it came to the Designated Director's attention solely as a result of and in his or her capacity as a director of the Company.

                          (C)  The Company acknowledges that, in any such case,
to the extent a court might hold that the conduct of such activity is a breach of a duty to the Company, any of the Subsidiaries or any of their respective Affiliates, or to any other person or entity (but only to the extent the Company has the right to assert the claim on behalf of such other person or entity), the Company hereby waives any and all claims and causes of action that the Company, any of the Subsidiaries or any of their respective Affiliates or any other person or entity may have for such activities.

                          (D)  The Company further agrees that the waivers and
agreements in this Section 9.2 identify certain types and categories of activities which do not violate the Designated Director's duty of loyalty to the Company, and such types and categories are not manifestly unreasonable. The waivers and agreements in this Section 9.2 apply equally to activities conducted in the future and that have been conducted in the past.

                 (ii) For purposes of this Section 9.2, the term "Affiliate" when used to refer to Affiliates of Purchaser, shall exclude the Company, each of the Subsidiaries and each of their respective Affiliates.

     Section 9.3 NO OBLIGATION. The Company and the Purchasers acknowledge and agree that the Company shall not be obligated to utilize the services of Purchasers or any of their respective Affiliates with respect to any future business venture or opportunity which is or may become available to the Company or any of its Affiliates.

     Section 9.4 BEST EFFORTS. Subject to the terms and conditions herein provided, the Company and the Purchasers agree to use their best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions (including obtaining the approval of the Stockholders of the Company if requested by officials of the
NASD).

     Section 9.5 PUBLIC ANNOUNCEMENTS. The Company and the Purchasers will consult with each other before issuing any press release or otherwise making any public statements with respect to the existence of this Agreement or the Transactions and shall not issue any press release or make any public statement prior to such consultation, except as may be required by law or by obligations pursuant to any listing agreements between the Company and NASDAQ.

                                   ARTICLE X
                                INDEMNIFICATION

     Section 10.1 INDEMNIFICATION BY THE COMPANY. The Company shall, to the fullest extent permitted by law, and in addition to any such rights which any Indemnified Party (as defined herein) may have pursuant to statute, the Company's Certificate of Incorporation or other organizational or constituent documents of the Company, or otherwise, indemnify and hold harmless each Purchaser (including its subsidiaries, Affiliates, designees and persons serving as officers, directors, partners, employees, representatives and agents, each an "Indemnified Party") from and against any and all losses, claims, damages, taxes, fines, penalties, costs, expenses and liabilities, joint or several, including any investigation, legal and other expenses incurred in connection with the investigation, defense, settlement or appeal of, and any amount paid in settlement of, any action, suit or proceeding or any claim asserted ("Losses" or "Loss"), to which they, or any of them, may suffer or incur which arise or result from the breach of any representation, warranty, covenant or agreement of the Company under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding arising out of or resulting from a breach of such representations, warranties covenants or agreements.

     Section 10.2 INDEMNIFICATION PROCEDURES. Any Indemnified Party that proposes to assert the right to be indemnified under this Article X shall, promptly after receipt of notice of commencement of any claim or action against such party or upon the discovery by such Indemnified Party of the Loss suffered by it, in either case in respect of which a claim is to be made against the

Company (the "Indemnifying Party") under Section 10.1, notify the Indemnifying Party of the commencement of such action or the occurrence of such Loss, enclosing a copy of all papers served or a brief description of the facts resulting in such Loss, but the omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that the Indemnifying Party may have to any Indemnified Party under the foregoing provisions of this Article X unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the Indemnifying Party. The Indemnified Party shall have the right to retain its own counsel in any such action and all reasonable fees, disbursements and other charges incurred in the investigation, defense and/or settlement of such action shall be advanced and reimbursed by the Indemnifying Party promptly as they are incurred; provided, however, that the Indemnified Party shall agree to repay any expenses so advanced hereunder if it is ultimately determined by a court of competent jurisdiction that the Indemnified Party to whom such expenses are advanced is not entitled to be indemnified as a matter of law. So long as the Indemnified Party has reasonably concluded that no conflict of interest exists and that the Indemnifying Party is financially capable of fulfilling its obligations under this Article X, the Indemnifying Party may assume the defense of any action hereunder with counsel reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not settle any action or claim for which indemnification is sought under this Article X without the prior written consent of the Indemnified Party. In the event that the Indemnifying Party does not assume defense of any action, it shall nonetheless have the right to participate in (but not control) such action.
The Indemnifying Party shall not be liable for any settlement of any action or claims effected without its written consent; provided that if such consent is withheld and such action or claims are subsequently settled or prosecuted for a greater amount, such Indemnifying Party or Parties shall be liable for the full amount of such losses, damages, liabilities and expenses (including without limitation any interest and penalties related thereto) without regard to any limitations on indemnification set forth in this Article X.

     Section 10.3 TERMINATION. The Company's obligation to indemnify the Purchasers as set forth in this Section 10 shall terminate as to any Loss asserted after the close of business in Houston, Texas on the third anniversary of the Closing Date, other than any Loss suffered as a result of the breach of any covenant contained in Sections 5.2, 5.3, 5.4, 5.5, 5.6, 5.8, and 5.9, which may be asserted hereunder at any time the Purchasers or their respective Affiliates and designees Own Company Securities, or as a result of the breach of any covenant contained in Sections 5.10, 5.11 or the agreements set forth in
Section 9.2 and 11.6, which may be asserted indefinitely.

                                   ARTICLE XI
                                 MISCELLANEOUS

     Section 11.1 DISPUTE RESOLUTION. (i) Agreement to Arbitrate. If Purchasers and the Company are unable to resolve any controversy, dispute, claim or other matter in question arising out of, or relating to, this Agreement, the Registration Rights Agreement, any provision hereof or thereof, the alleged breach hereof or thereof, or in any way relating to the subject matter of this Agreement, the Transactions or the relationship between the parties created by this Agreement, including questions concerning the scope and applicability of this Section 11.1, whether sounding in contract, tort or otherwise, at law or in equity, under State or federal law, whether provided by statute or common law, for damages or any other relief (any such controversy, dispute, claim or other matter in question, a "Dispute"), on or before the 30th day following the receipt by the Company or Purchasers of written notice of such Dispute from the other party(ies), which notice describes in reasonable detail the nature of the dispute and the facts and circumstances relating thereto, the Company or Purchasers may, by delivery of written notice to the other party(ies), require that a senior officer of the Company and of ECT meet at a mutually agreeable time and place in an attempt to resolve such Dispute. Such meeting shall take place on or before the 15th day following the date of the notice requiring such meeting, and if the Dispute has not been resolved within 15 days following such meeting, the Company or Purchasers may cause such Dispute to be resolved by binding arbitration in Houston, Texas, by submitting such Dispute for arbitration within 30 days following the expiration of such 15-day period. This agreement to arbitrate shall be specifically enforceable against the parties.

                 (ii) The arbitration shall be governed by and conducted pursuant to the Federal Arbitration Act: It is the intention of the parties that the arbitration shall be governed by and conducted pursuant to the Federal Arbitration Act, as such Act is modified by this Section 11.1. If it is determined the Federal Arbitration Act is not applicable to this Agreement (e.g., this Agreement does not evidence a transaction involving interstate commerce), this agreement to arbitrate shall nevertheless be enforceable pursuant to applicable State law. While the arbitrators may refer to Commercial Arbitration Rules of the American Arbitration Association for guidance with respect to procedural matters, the arbitration proceeding shall not be administered by the American Arbitration Association but instead shall be self-administered by the parties until the arbitrators are selected and then the proceeding shall be administered by the arbitrators.

                 (iii) Authority of the Arbitrators: The validity, construction, and interpretation of this agreement to arbitrate, and all procedural aspects of the arbitration conducted pursuant to this agreement to arbitrate, including but not limited to, the determination of the issues that are subject to arbitration (i.e., arbitrability), the scope of the arbitrable issues, allegations of "fraud in the inducement" to enter into this Agreement or this arbitration provision, allegations of waiver, laches, delay or other defenses to arbitrability, and the rules governing the conduct of the arbitration (including the time for filing an answer, the time for the filing of counterclaims, the times for amending the pleadings, the specificity of the pleadings, the extent and scope of discovery, the issuance of subpoenas, the times for the designation of experts, whether the arbitration is to be stayed pending resolution of related litigation involving third parties not bound by this arbitration agreement, the receipt of evidence, and the like), shall be decided by the arbitrators.

                 (iv) Choice of law: The rules of arbitration of the Federal Arbitration Act, as modified by this Agreement, shall govern procedural aspects of the arbitration; to the extent the Federal Arbitration Act as modified by this Agreement does not address a procedural issue, the arbitrators may refer for guidance to the Commercial Arbitration Rules then in effect with the American Arbitration Association. The arbitrators may refer for guidance to the Federal Rules of Civil Procedure, the Federal Rules of Civil Evidence, and the federal law with respect to the discovery process, applicable legal privileges, and admissible evidence. In deciding the substance of the parties' Dispute, the arbitrators shall refer to the substantive laws of the State of Texas for guidance (excluding Texas conflict-of-law rules or principles that might call for the application of the law of another jurisdiction). Provided, however, IT IS EXPRESSLY AGREED THAT NOTWITHSTANDING ANY OTHER PROVISION IN THIS SECTION 11.1 TO THE CONTRARY, THE ARBITRATORS SHALL HAVE ABSOLUTELY NO AUTHORITY TO AWARD CONSEQUENTIAL DAMAGES (SUCH AS LOSS OF PROFIT), TREBLE, EXEMPLARY OR PUNITIVE DAMAGES OF ANY TYPE UNDER ANY CIRCUMSTANCES REGARDLESS OF WHETHER SUCH DAMAGES MAY BE AVAILABLE UNDER TEXAS LAW, THE LAW OF ANY OTHER STATE, OR FEDERAL LAW, OR UNDER THE FEDERAL ARBITRATION ACT, OR UNDER THE COMMERCIAL ARBITRATION RULES OF THE AMERICAN ARBITRATION ASSOCIATION. The arbitrators shall have the authority to assess the costs and expenses of the arbitration proceeding (including the arbitrators' fees and expenses) against either or both parties. However, each party shall bear its own attorneys fees and the arbitrators shall have no authority to award attorneys fees.

                 (v) Selection of Arbitrators. When a Dispute has been submitted for arbitration, within 30 days of such submission, the Company will choose an arbitrator and Purchasers will choose an arbitrator. The two arbitrators shall select a third arbitrator, failing agreement on which within ninety days of the original notice, Purchasers and the Company (or either of them) shall apply to any United States District Judge for the Southern District of Texas, who shall appoint the third arbitrator. While the third arbitrator shall be neutral, the two party-appointed arbitrators are not required to be neutral and it shall not be grounds for removal of either of the two party-appointed arbitrators or for vacating the arbitrators' award that either of such arbitrators has past or present minimal relationships with the party that appointed such arbitrator. Evident partiality on the part of an arbitrator exists only where the circumstances are such that a reasonable person would have to conclude there in fact existed actual bias and a mere appearance or impression of bias will not constitute evident partiality or otherwise disqualify an arbitrator. Minimal or trivial past or present relationships between the neutral arbitrator and the party selecting such arbitrator or any of the other arbitrators, or the failure to disclose such minimal or trivial past or present relationships, will not by themselves constitute evident partiality or otherwise disqualify any arbitrator. Upon selection of the third arbitrator, each of the three arbitrators shall agree in writing to abide faithfully by the terms of this agreement to arbitrate. The three arbitrators shall make all of their decisions by majority vote. If one of the party-appointed arbitrators refuses to participate in the proceedings or refuses to vote, the decision of the other two arbitrators shall be binding.
If an arbitrator dies or becomes physically incapacitated and is unable to fulfill his or her duties as an arbitrator, the arbitration proceeding shall continue with a substitute arbitrator selected as follows: if the incapacitated arbitrator is a party-appointed arbitrator, the party shall promptly select a new arbitrator, and if the incapacitated arbitrator is the neutral arbitrator, the two-party appointed arbitrators shall select a substitute neutral arbitrator, failing agreement on which Purchasers and the Company (or either of them) shall apply to any United States District Judge for the Southern District of Texas, who shall appoint the substitute neutral arbitrator.

                 (vi) Final Hearing and Arbitrators' Award: The final hearing shall be conducted within 120 days of the selection of the third arbitrator. The final hearing shall not exceed ten working days, with each party to be granted one-half of the allocated time to present its case to the arbitrators. There shall be a transcript of the hearing before the arbitrators. The arbitrators shall render their ultimate decision within twenty days of the completion of the final hearing completely resolving all of the disputes between the parties that are the subject of the arbitration proceeding. The arbitrators' ultimate decision after final hearing shall be in writing, but shall be as brief as possible, and the arbitrators shall assign their reasons for their ultimate decision. In the case the arbitrators award any monetary damages in favor of either party, the arbitrators shall certify in their award that they have not included any treble, exemplary or punitive damages.

                 (vii) Finality of the Arbitrators' Award: The arbitrators' award shall, as between the parties to this Agreement and those in privity with them, be final and entitled to all of the protections and benefits of a final judgment, e.g., res judicata (claim preclusion) and collateral estoppel (issue preclusion), as to all Disputes, including compulsory counterclaims, that were or could have been presented to the arbitrators. The arbitrators' award shall not be reviewable by or appealable to any court, except to the extent permitted by the Federal Arbitration Act.

                 (viii) Use of the courts to assist in the enforcement of the Arbitrators' decisions and the Arbitrators' Award: It is the intent of the parties that the arbitration proceeding shall be conducted expeditiously, without initial recourse to the courts and without interlocutory appeals of the arbitrators' decisions to the courts. However, if a party refuses to honor its obligations under this agreement to arbitrate, the other party may obtain appropriate relief compelling arbitration in any court having jurisdiction over the parties; the order compelling arbitration shall require that the arbitration proceedings take place in Houston, Texas, as specified above. The parties may apply to any court for orders requiring witnesses to obey subpoenas issued by the arbitrators. Moreover, any and all of the arbitrators' orders and decisions may be enforced if necessary by any court. The arbitrators' award may be confirmed in, and judgment upon the award entered by, any federal or State court having jurisdiction over the parties.

                 (ix) Confidentiality: To the fullest extent permitted by law, this arbitration proceeding and the arbitrators award shall be maintained in confidence by the parties. However, a violation of this covenant shall not affect the enforceability of this arbitration agreement or of the arbitrators' award.

                 (xi) The parties' obligations under this arbitration provision are enforceable even if the Agreement has terminated or is breached; severability: A party's breach of this Agreement shall not affect this agreement to arbitrate. Moreover, the parties' obligations under this arbitration provision are enforceable even after this Agreement has terminated. The invalidity or unenforceability of any provision of this arbitration agreement shall not affect the validity or enforceability of the parties' obligation to submit their disputes to binding arbitration or the other provisions of this agreement to arbitrate.

     Section 11.2 ENTIRE AGREEMENT. This Agreement and the Registration Rights Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     Section 11.3 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile, with confirmation of receipt, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

     If to the Company:

         Costilla Energy, Inc.
         400 West Illinois
         Suite 1000
         Midland, Texas  79701
         Fax: 915-686-6080
         Attn: Mr. Michael J. Grella
               President and Chief Executive Officer

         With a copy to:
         Cotton, Bledsoe, Tighe & Dawson
         500 West Illinois
         Suite 300
         Midland, Texas 79701-4337
         Fax: 915-682-3672
         Attn: Richard T. McMillan

     If  to the Purchasers:

         Enron Capital & Trade Resources Corp.
         1400 Smith
         Houston, Texas 77002
         Fax: 713-646-3640
         Attn: Timothy J. Detmering
               Vice President

         With a copy to:

         Enron Capital & Trade Resources Corp.
         1400 Smith
         Houston, Texas 77002
         Fax: 713-646-4039
         Attn: Donna W. Lowry

         With an additional copy to:
         Vinson & Elkins L.L.P.
         1001 Fannin Street, 23rd Floor
         Houston, Texas 77002-6760
         Fax: 713-615-5457
         Attn: Ronald T. Astin

     Section 11.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws in the State of Texas applicable to agreements made and wholly performed in the State of Texas.

     Section 11.5 SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement unless the consummation of the Transactions contemplated hereby is materially and adversely affected thereby.

     Section 11.6 EXPENSES. Except as otherwise provided herein or in the Registration Rights Agreement, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with transactions contemplated hereby, including fees and expenses of its representatives, provided, however, that the Company shall pay all filing fees associated with all filings, applications, notifications or requests for consent, approval or permission that may be required by statute regulation or judicial decrees in connection with the Transactions and shall also pay all of the Purchasers' legal fees, professional fees and other transaction costs (collectively, the "Costs") up to $50,000, and one half of the Costs in excess of $50,000, incurred in connection with the evaluation, preparation and negotiation of the Transactions contemplated hereby.

     Section 11.7 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience of reference only and do not constitute a part of and shall not be utilized in interpreting this Agreement.

     Section 11.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.

     Section 11.9 ASSIGNMENT. Except as provided in this Section 11.9, neither of the Purchasers nor the Company may assign its rights or obligations hereunder; provided, however, the Purchasers may assign their respective rights to acquire the Shares to an Affiliate or designee, provided such assignment shall not relieve the Purchaser of its obligations hereunder.

     Section 11.10 AMENDMENTS; WAIVERS. No amendment or waiver of any provision of this Agreement, nor consent to any departure by the Company or Purchasers therefrom, shall in any event be effective unless the same shall be in writing and signed by each Purchaser and the Company in the case of amendments, and each Purchaser or the Company, as the case may be, in the case of waivers.

         IN WITNESS WHEREOF, the parties have caused this agreement to be executed and delivered as of the day and year first set above.

                                  COSTILLA ENERGY, INC.


                                  By:     /s/
                                          -------------------------------------
                                  Name:
                                          -------------------------------------
                                  Title:
                                          -------------------------------------



                                  ENRON CAPITAL & TRADE RESOURCES CORP.



                                  By:      /s/
                                          -------------------------------------
                                  Name:
                                       ----------------------------------------
                                  Title:
                                          -------------------------------------


                                  JOINT ENERGY DEVELOPMENT INVESTMENTS II
                                  LIMITED PARTNERSHIP

                                  By:     Enron Capital Management Limited
                                          Partnership, its General Partner

                                          By:      Enron Capital II Corp.,
                                                   its General Partner

                                          By:       /s/
                                                   ----------------------------
                                          Name:
                                                   ----------------------------
                                          Title:
                                                   ----------------------------